Exhibit 10.8

UC Case Numbers 2004-177, 2007-108, 2010-170 & 2010-240.

Third Amendment

to the

"Exclusive License for Chemical Nanowire Sensor Technologies"

This second amendment to the "Exclusive License for Chemical Nanowire Sensor Technologies" ("Second Amendment") between The Regents of the University of California and Nano Engineered Applications (NEA) Inc. is made effective this 29th day of FEB, 2012, between The Regents of the University of California ("The Regents"), a California corporation, having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 as represented by the Riverside campus having its address at University of California, Riverside, Office of the Vice Chancellor for Research, 200 University Office Building, Riverside, CA-92521 and NEA Inc. ("Licensee"), having its principal place of business at 1650 Spruce Street, Suite 500, Riverside, CA 92507.

BACKGROUND

Whereas, on March 31, 2010, the Licensee and The Regents entered into an agreement entitled "License Agreement for Chemical Nanowire Sensor Technologies" between The Regents of the University of California and NEA, Inc., having UC Control Number 2010-04-0784 ("License Agreement");

Whereas, the Licensee and The Regents agree to a second amendment of the Licensees' due ligence requirements in the Agreement as set forth below.

The parties agree as follows:

Paragraph 6.B of the Exclusive License Agreement is replaced in its entirety by the following:

"6.B. Licensee acknowledges that the primary objective of The Regents with respect to the licenses granted hereby is to promote the development and marketing of Licensed Methods and Licensed Products for the public good. To this end, The Regents shall have the right to terminate this Agreement or convert the rights granted in Paragraph 2.A to non-exclusive licenses should Licensee fail to achieve the following development and commercialization objectives, where Inbound Capital refers specifically to NEA investment capital fundraising, contractually committed research funding, fees paid by prospective sub licensees for exclusive rights to negotiate, service work revenue and Net Sales ("Inbound Capital").

        i.     Nano Engineered Applications, Inc. company formation and initiation of operations by July 2010;

        ii.    Meet the following funding milestones by designated years after the Effective Date:

a.  Milestone "Raise $90,000 of Inbound Capital" by December 31st 2011;

b.  Milestone "Raise additional $500,000 of Inbound Capital" by December 31, 2012;

        iii.    Commence Sales of Licensed Products in any country by December 2013;

        iv.   Achieve Net Sales of these amounts in each designated year after the Effective Date, according to this timetable:

a.    Cumulative Net Sales of $200,000 by December 31, 2013;

b.    Cumulative Net Sales of $3,000,000 by December 31, 2014;

c.    5% annual increase in Net Sales over the prior year for 2015, 2016, and 2017;

In witness whereof, each party hereto has executed this Second Amendment in duplicate originals by their respective and duly authorized officers on the day and year below written.

Nano Engineered Applications, Inc.		The Regents of the University of California

Signature:	/s/ Amro Albanna	Signature:	/s/ Craig Sheward

Name:	Amro Albanna	Name:	Craig Sheward

Title:	CEO	Title:	Assistant Vice Chancellor, OTC

Date:	02-29-2012	Date:	2/29/2012